EXHIBIT 11

                           Dominion Resources, Inc.
              Computation of Earnings Per Share of Common Stock
                            Assuming Full Dilution

                                                                                  Years
                                                                   (Million, Except Per Share Amounts)

                                                           1996             1995              1994
Consolidated net income (1)                               $472.1           $425.0            $478.2
                                                          ======           ======            ======
Adjustments to average common shares:
 Shares of common stock -average shares
 outstanding                                               178.3            173.8             170.3

Plus:  Additional shares assuming conversion
       of installments received on Stock Purchase
       Plan for Customers of Virginia Power at
       average market value (2)                               .0               .5                .6
                                                          ------           ------            ------
Adjusted average common shares                             178.3            174.3             170.9
                                                          ======           ======            ======
Earnings per share                                       $  2.65            $2.44           $  2.80
                                                          =======           =====            =======

Notes: (1) See the Consolidated Statements of Income.
       (2) Based on the following date:

                                                           1996             1995               1994
Installments received on Stock Purchase
 Plan for Customers of Virginia Power at
 year-end                                                  $  0.0          $17.81              $ 22.4

Average market per common share                            $ 40.63         $38.25              $ 40.13
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